SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 21, 2005 (June 27, 2005)

WINWIN GAMING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21566	84-1219819
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

8687 West Sahara, Suite 201, Las Vegas, Nevada 89117
Address of Principal Executive Offices
Zip Code

(702) 212-4530
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 21 2005, the board of directors of WinWin Gaming, Inc. (the “Company”) appointed Mark Galvin as the Company’s Chief Operating Officer.

Mark Galvin, age 48, was a Development Director with Electronic Arts, an electronic game publisher and development corporation, during the period from February 2003 through June 2005. Prior to working with Electronic Arts, Mr. Galvin was self employed during the period from September 2002 through January 2003. Before that, Mr. Galvin was a producer at DNA Studios, an animation studio, during the period from October 2001 through August 2002. Prior to joining DNA Studios, Mr. Galvin was employed as a producer by MTV Networks Nickelodeon Cartoons division, an animation studio, during the period from March 2001 through October 2001 and he acted as a consultant for MTV Networks during the period from January 2001 through March 2001. Before joining MTV Networks, Mr. Galvin was the General Manager of Digital Anvil, a game developer, during the period from September 1999 through December 2000.

The Company and Mr. Galvin have not yet entered into a written employment agreement, but intend to do so at a future date. Mr. Galvin is an “at will” employee. He will receive a base salary of $160,000 and $35,000 upon commencement of employment with the Company. He will also be eligible to receive bonuses on an annual basis at the discretion of the board of directors. He is being granted 150,000 shares of the Company’s restricted common stock at par value and 750,000 five year incentive stock options that vest over a period of three years and have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINWIN GAMING, INC.

Date: June 27, 2005	By:	/s/ Larry Goldman
Larry Goldman, Chief Financial Officer